EXHIBIT 10.2

STIPULATION AND AGREEMENT

Dated December __, 2004

Article I Introduction

On October 17, 2003, the Iowa Utilities Board (“Board”) issued an “Order Approving Stipulation and Agreement” in Docket No. RPU-03-l. In that decision the Board approved ratemaking principles pursuant to Iowa Code Section 476.53 for MidAmerican Energy Company’s (“MidAmerican” or “Company”) proposed 310 megawatt (MW) wind-powered generating project MidAmerican had committed to the development of wind resources in response to public policy pronouncements. The Honorable Thomas J. Vilsack, Governor of the state of Iowa, established a goal of 1000 megawatts (MW) of renewable energy (such as wind power) in the state by 2010. The Honorable Rod Blagojevich, Governor of the state of Illinois, and members of the South Dakota Public Utilities Commission have also urged the development of more renewable energy in the Midwest.

MidAmerican is currently constructing the 310 MW wind generating project. MidAmerican anticipates that it will complete approximately 160 MW of the wind generating project prior to the end of 2004, with the balance of the project slated for completion prior to the fourth quarter of 2005.

MidAmerican has determined that it would be beneficial to the Company and its customers to pursue an expansion of the 310 MW wind generating project by up to 90 MW (“Expansion Project”) at this time because of the following factors:

(a)	The 310 MW wind generating project is progressing well;

(b)	One or both of the sites where construction is currently occurring should support the Expansion Project;

(c)	From a transmission/interconnection, landowner and substation perspective the Expansion Project is likely to require only a relatively small incremental investment;

(d)	The federal production tax credit for wind energy projects is scheduled to expire on January 1, 2006; and

(e)
The anticipated incremental revenues generated by the Expansion Project are in excess of incremental expansion costs. The Expansion Project size will be determined by MidAmerican following the completion of wind turbine siting studies and regional transmission reliability analysis.

The Office of Consumer Advocate (“OCA’) supports the Expansion Project and concurs with the ratemaking principles specified below.

Article II - Purpose

This Stipulation has been prepared and executed by the signatories for the purpose of stipulating to their mutually-agreed position in the ratemaking principles case regarding the Expansion Project, to be commenced by MidAmerican pursuant to Section 476.53 of the Iowa Code. MidAmerican commits to commencing such case as soon as feasible after executing this Stipulation.

In consideration of the mutual agreements set forth, the signatories stipulate that the Board should issue an order that allows the terms and provisions of this Stipulation to be fully implemented.

Terms:

1.	The signatories to this Stipulation agree to support the Expansion Project with the following ratemaking principles:

a.
Cost Cap. The Iowa jurisdictional portion of MidAmerican’s prudently incurred capital costs, operation and maintenance expenses and other actual costs of the Expansion Project shall be included in MidAmerican’s regulated electric rates. MidAmerican shall be permitted to include in rates the actual costs of the Expansion Project, up to the Iowa jurisdictional portion of $1.3 million per MW installed (inclusive of associated costs necessary for the reliable integration of the Expansion Project into the MidAmerican delivery system), without the need to establish prudence or reasonableness. MidAmerican anticipates installing up to 90 MW of additional wind capacity. MidAmerican shall be required to establish the prudence and reasonableness of any Expansion Project costs in excess of the foregoing calculated per MW amount before the Iowa jurisdictional portion of such excess can be included in rates.

b.	Depreciation. The depreciation life of the Expansion Project for ratemaking purposes shall be 20 years.

c.	Return on Equity. The allowed return on common equity investment (ROE) on the portion of the Expansion Project included in Iowa electric rate base shall be 12.2%.
d.
Renewable Energy and Carbon Tax Credits. The Iowa jurisdictional portion of any revenues from the sale of renewable energy credits and carbon dioxide credits associated with the Expansion Project shall be recorded above-the-line by MidAmerican in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in Docket RPU-03-1 and the revenue sharing calculation for calendar year 2011 as provided in Term 2(a) hereof.

e.
Federal Production Tax Credit. The Iowa jurisdictional portion of any federal production tax credits associated with the Expansion Project shall be recorded above-the-line by MidAmerican in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in Docket RPU-03-l and the revenue sharing calculation for calendar year 2011 as provided in Term 2(a) hereof.

f.
Wholesale Sales Revenue. The Iowa jurisdictional portion of wholesale sales revenue associated with all generating units included in MEC’s Iowa jurisdictional electric rate base (including the wind power facilities of the Expansion Project) shall be recorded above-the-line in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in Docket RPU-03-1 and the revenue sharing calculation for calendar year 2011 as provided in Term 2(a) hereof.

2.	The signatories to this Stipulation agree to support the Expansion Project with the following ratemaking provisions:

a.
Revenue Sharing 2011. Revenue sharing as approved by the Board in its October 17, 2003, “Order Approving Stipulation and Agreement,” in Docket No. RPU-03-l for the years 2006-2010 shall continue throughout 2011, except with respect to the method for crediting customers for any revenue sharing benefits. The customers’ share of any revenue sharing for 2011 earnings will be returned to the customers in 2012 through a bill-crediting mechanism approved by the Board in accordance with the methodology set out in the enclosed Attachment.

b.
Restrictions on General Rate Increases. MidAmerican commits not to seek any general rate increase in Iowa electric base rates to become effective during 2011, unless its Iowa jurisdictional return on equity on electric operations for calendar year 2010 falls below 10%. This provision shall not be interpreted to prevent the implementation, prior to December 31, 2011, of any electric rate or tariff changes approved by the Board in Docket No. RPU-04-2 and associated dockets.

c.	Restrictions on Show Cause Filings. The OCA commits not to seek any decrease in Iowa electric base rates to become effective before January 1, 2012.

Article III - Joint Motion

The signatories shall jointly file this Stipulation and Agreement in the ratemaking principles proceeding for the Expansion Project to be commenced by MidAmerican pursuant to Section 476.53. The signatories shall also file with the Board a joint motion requesting that the Board accept this Stipulation and Agreement without condition or modification.

Article IV - Condition Precedent

This Stipulation shall not become effective unless and until the Board accepts the same in its entirety without condition or modification.

Article V - Privilege and Limitation

This Stipulation and Agreement is made pursuant to Iowa Code §17A.l0 and 199 I.A.C. §7.2(11). The Stipulation and Agreement shall become binding upon the signatories upon its execution; provided, however, that if this Stipulation and Agreement does not become effective in accordance with Article IV above, it shall be null, void and privileged. This Stipulation and Agreement is intended to relate only to the specific matters referenced herein, and no signatory waives any claim or right that it may otherwise have with respect to any matter not expressly provided for herein. Except as expressly provided in this Stipulation and Agreement, no signatory shall be deemed to have approved, accepted, agreed or consented to any ratemaking principle, any method of cost of service determination, or any method of cost allocation underlying the provisions of this Stipulation and Agreement or be prejudiced or bound thereby in any other current or future proceeding before any agency. This Stipulation and Agreement shall not, directly or indirectly, be referred to as precedent in any other current or future proceeding before the Board.

Article VI - Execution

To facilitate and expedite execution, the Stipulation and Agreement may be executed by the signatories in multiple conformed copies which, when the original signature pages are consolidated into a single document, shall constitute a fully-executed document binding upon all the signatories to be filed with the Board. The facsimile signatures of the signatories shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate originals.

Article VII - Modification and Amendment

This Stipulation and Agreement shall not be amended or modified except by an instrument in writing signed by all signatories.

Article VIII - Term

1.
Unless terminated earlier by operation of paragraph 2 of this Article, this Stipulation and Agreement shall terminate January 1, 2012, except for MEC’s responsibility for revenue sharing for the year 2011 and except for items “a” through “f” of the “Term” section in Article II that shall remain in effect as long as the wind power facilities of the Expansion Project continue to provide regulated electric service to Iowa consumers.

2.	This Stipulation and Agreement and the obligations of the signatories shall terminate if:

a.	the Board does not approve the terms of this Stipulation and Agreement;

b.	MidAmerican is unable to secure access to sufficient transmission for the Expansion Project; or

c.	On or before March 1, 2005, MidAmerican determines that it is not likely to secure acceptable contracts that will result in the Expansion Project obtaining revenues in excess of costs.

3.
In the event of termination pursuant to the preceding subparagraph, MidAmerican shall be permitted to record as above-the-line expenses an amortization over a 5-year period of all reasonable costs of the Expansion Project, including cancellation costs, but shall not be entitled to recover a return on such costs.

Article XI - Binding Nature

This Stipulation and Agreement shall be binding on the signatories. The signatories shall take no actions directly or indirectly to eliminate or otherwise limit the scope or effect of this Stipulation and Agreement throughout its term.

Article X - Further Assurances

The signatories agree to cooperate in order to effectuate the full and complete intent of the signatories as expressed in this Stipulation and Agreement.

Article XI - Entire Agreement

This Stipulation and Agreement contains the entire agreement between the signatories. There are no additional terms, whether consistent or inconsistent, oral or written, that have not been incorporated into this Stipulation and Agreement.

MIDAMERICAN ENERGY COMPANY	OFFICE OF CONSUMER ADVOCATE

/s/ Todd M. Raba	/s/ John R. Perkins
Name: Todd M. Raba	Name: John R. Perkins
Date: 12/20/04	Date: 12/20/04